                        PENN TREATY AMERICAN CORPORATION
                               3440 LEHIGH STREET
                         ALLENTOWN, PENNSYLVANIA 18103

                                          April 25, 2001

Dear Shareholders and Noteholders:

    I am pleased to announce that you are able to participate in a Rights Offering (the "Rights Offering") by Penn Treaty American Corporation (the "Company"). Each holder of common stock, $.10 par value per share (the "Common Stock"), will receive 1.1 Rights for each share of Common Stock held of record by such holder on the Record Date. Each holder of 6 1/4% convertible subordinated notes due 2003 (the "Notes") will receive 1.1 Rights for each share of Common Stock he or she would have owned had the Notes been converted into Common Stock on the Record Date. The number of Rights issued by the Company to each holder of Common Stock and to each holder of Notes has been rounded up to the next whole number. Each Right entitles its holder (the "Rights Holder") to purchase one share of Common Stock at the exercise price of $2.40 per share. The number of Rights to which you are entitled is printed on the front of your Rights Certificate. Please see the enclosed Prospectus Supplement for more detailed information.

    The Rights Offering will enable holders of Common Stock and holders of Notes to purchase additional shares of Common Stock at any time prior to 5:00 p.m., Eastern Time, on May 25, 2001. The Rights Offering will enable the Company to raise additional capital which we believe will benefit the Company, holders of the Common Stock and holders of the Notes.

    The Rights are freely transferable and may be sold through normal investment channels until the Expiration Date (as defined below). Although no assurance can be given that a market for the Rights will develop, the Rights may be traded on the New York Stock Exchange until the close of trading on the last trading day prior to the Expiration Date. Rights Holders may purchase shares under the Basic Subscription Privilege. Each Rights Holder who exercises all of the Rights held by such holder pursuant to the Basic Subscription Privilege, subject to certain limitations and allotment, will be able to acquire additional shares, if available, by way of the Oversubscription Privilege described in the Prospectus Supplement.

    Enclosed is a Rights Certificate, a Prospectus Supplement and related documents concerning the Rights Offering. The Rights Offering will expire at 5:00 p.m., Eastern Time, on May 25, 2001, unless extended by the Company (as it may be extended, the "Expiration Date"). Rights not exercised by such time will expire and become worthless. We reserve the right to cancel or change the terms of the Rights Offering. If the Rights Offering is cancelled, the Rights will not be exercisable and will be of no value. Any questions or requests for assistance should be directed to the Information Agent, Georgeson Shareholder, at
(888) 371-8336.

    In order to exercise subscription rights, the Rights Certificate and payment must be received by the Subscription Agent prior to the Expiration Date. If your Common Stock or Notes are held in nominee or brokerage name, you are receiving this letter along with instructions from your broker or nominee advising you how you can participate in the Rights Offering.

    This letter does not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. Please read the enclosed materials carefully.

                                          Sincerely,

                                          [SIGNATURE]

                                          Irving Levit
                                          CHAIRMAN OF THE BOARD,
                                          CHIEF EXECUTIVE OFFICER AND
                                          PRESIDENT